10F-3 REPORT

                   SMITH BARNEY CALIFORNIA MUNICIPALS FUND INC.


                     June 1, 2002 through November 30, 2002

              	           Trade                    Purchase           % of
Issuer        	           Date    Selling Dealer   Amount      Price  Issue(1)



California State Department 11/7/02 SunAmerica Inc. $10,000,000 $98.983 1.87% A
 Water Resource Power Supply
 Series A, 5.250% due 5/1/20







(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.




A - Includes purchases of $40,745,000 by other Smith Barney Mutual Funds.